VBI Vaccines Announces Third Quarter 2019 Financial Results and Provides Corporate Update

●	Final patient visit completed in CONSTANT study of Sci-B-Vac®, on-track for top-line data early January 2020

●	Entered into collaboration with GSK to evaluate the combination of VBI-1901 with GSK’s AS01B adjuvant system in patients with recurrent GBM

●	Initiated enrollment in Part B of Phase 1/2a of VBI-1901 in recurrent GBM patients

●	Completed underwritten public offering raising $37.4 million in net proceeds

CAMBRIDGE, Mass. (November 6, 2019) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today reported financial results for the third quarter ending September 30, 2019, and provided an update on the Company’s recent and future developments.

“In the third quarter of 2019, all subjects in the Sci-B-Vac® pivotal Phase 3 CONSTANT study completed clinical visits, including follow-up visits for safety, a milestone that confirms the timeline to top-line data expected early January 2020,” said Jeff Baxter, VBI’s president and CEO. “Further, the third quarter saw meaningful progression of our cancer vaccine immunotherapeutic candidate, VBI-1901, with the dosing of the first patient in Part B of the ongoing Phase 1/2a study in recurrent glioblastoma patients, the expanded scope of the study with the clinical collaboration to assess VBI-1901 in combination with GSK’s AS01B adjuvant system, and the presentation of robust additional immunogenicity data from Part A of the study to further correlate the immunologic responses with the tumoral and clinical responses. We also completed an equity raise totaling $37.4 million in net proceeds, strengthening our balance sheet as we enter this period of significant clinical data readouts.”

Recent Highlights and Upcoming Milestones

Sci-B-Vac®: Trivalent Prophylactic Hepatitis B Vaccine

Presentation of PROTECT Phase 3 Data:

The positive top-line data from the PROTECT Phase 3 study, as announced in June 2019, was presented in a late-breaking oral presentation at ID Week 2019™, including robust seroprotection data that showed seroprotection rates (SPR) of Sci-B-Vac® compared with Engerix-B® were statistically significantly higher in all key subgroup analyses of adults age ≥ 18 years, regardless of age, gender, diabetic status, body mass index, and smoking status.

The data will also be presented in a late-breaker poster presentation at the American Association for the Study of Liver Diseases (AASLD) – The Liver Meeting® on November 11, 2019. This presentation will highlight the immunogenicity and safety data of the study, including the successfully met co-primary endpoints and the rapid and higher SPR and antibody responses to Sci-B-Vac® compared with Engerix-B®.

CONSTANT Phase 3 Data:

CONSTANT, a second Phase 3 study of Sci-B-Vac® enrolling approximately 2,850 subjects, is a double-blind, four-arm, randomized, controlled study designed to demonstrate lot-to-lot consistency for immune responses, as measured by geometric mean concentration (GMC) of antibodies across three independent consecutively-manufactured lots of Sci-B-Vac®. In October, all study subjects completed clinical visits, including follow-up visits for safety, confirming the timeline to top-line data which is expected early January 2020.

VBI-1901 – Glioblastoma (GBM) Vaccine Immunotherapeutic Candidate

In September, VBI became the first biopharma company to collaborate with GlaxoSmithKline (GSK) to assess its AS01B adjuvant system as part of a therapeutic cancer vaccine candidate. As part of the collaboration, VBI plans to add an additional study arm to Part B of the ongoing Phase 1/2a clinical study in recurrent GBM. Part B of the study is now planned to be a two-arm, open-label study, enrolling 20 first-recurrent GBM patients to receive VBI-1901 in combination with either GM-CSF, as per Part A of the study, or AS01B as immunomodulatory adjuvants.

New data from Part A, the dose-escalation phase, of the ongoing Phase 1/2a clinical study in recurrent GBM patients was presented at the World Vaccine Congress Europe in October. This data highlighted additional biomarkers – reduction of harmful, immunosuppressive regulatory T-cells (Tregs) and expansion of beneficial CD4+ T-helper cells against both antigens in VBI-1901, gB and pp65 – that strengthen the correlation between the vaccine-induced T-cell responses and the tumoral and clinical responses observed in three out of six (3/6) patients in the high-dose cohort that had evidence of stable disease by magnetic resonance imaging (MRI).

Enrollment of the 10 patients in the VBI-1901 with GM-CSF arm was initiated at the end of July. Initial data is expected to be presented at a medical meeting later this year.

BRII-179 (VBI-2601) – Hepatitis B Immunotherapeutic Candidate

As part of the collaboration with Brii Biosciences (Brii Bio), VBI and Brii Bio plan to initiate the enrollment of a Phase 1b/2a proof-of-concept study in subjects with chronic hepatitis B later in Q4 2019, which would enable an initial human proof-of-concept data readout in the second half of 2020.

Third Quarter 2019 Financial Results

●	Cash Position: VBI ended the third quarter of 2019 with $53.0 million in cash and cash equivalents compared to $59.3 million as of December 31, 2018.

●	Net Cash Used in Operating Activities: Net cash used in operations for the nine months ended September 30, 2019 was $40.2 million compared to $38.0 million for the same period in 2018.

●	Cash Used for Purchase of Property and Equipment: Cash used for the purchase of property and equipment was $3.5 million for the nine months ended September 30, 2019 compared to $3.6 million for the same period in 2018. This spend is largely related to the completion of the modernization and capacity increase of the facility in Rehovot, Israel. This work began in 2018 and completed on schedule in May 2019, during which period the facility was temporarily closed.

●	Revenue: Revenue in the third quarter of 2019 was $0.6 million, compared to $0.3 million for the same period in 2018. The increase was primarily due to R&D services revenues earned pursuant to the therapeutic hepatitis B collaboration and license agreement with Brii Biosciences.

●	Research and Development (R&D): R&D expenses were $5.4 million for the third quarter of 2019, compared to $10.5 million for the same period in 2018. The decrease was primarily due to the decrease in clinical expenses due to the completion of the Sci-B-Vac® Phase 3 PROTECT study.

●	General and Administrative (G&A): G&A expenses were $9.4 million for the third quarter of 2019, compared to $3.5 million for the same period in 2018. The increase was primarily a result of the impairment charge relating to goodwill of $6.3 million offset by a decrease in legal fees and a reduction in public company costs.

●	Net Loss: Net loss and net loss per share for the third quarter of 2019 were $16.2 million and $0.15, respectively, compared to a net loss of $15.4 million and a net loss per share of $0.24 for the third quarter of 2018.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only commercially-approved trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use in Israel and 10 other countries and is currently in a Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particles (eVLP) that closely mimic the target virus to elicit a potent immune response. Integrating its cytomegalovirus (CMV) expertise with the eVLP platform technology, VBI’s lead eVLP program candidates include a prophylactic CMV vaccine candidate and a glioblastoma (GBM) vaccine immunotherapeutic candidate. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2019, and filed with the Canadian security authorities at sedar.com on February 25, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Vaccines Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet

(In Thousands)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$53,016	$59,270
Inventory, net	1,420	911
Prepaid expenses and other current assets	2,715	1,550
Total current assets	57,151	61,731
Property and equipment, net	10,444	8,525
Intangible assets, net	59,909	58,249
Goodwill	2,177	8,265
Other non-current assets	2,255	835
Total Assets	131,936	137,605

Liabilities and stockholder’s equity
Accounts payable	$3,188	$6,055
Other current liabilities	27,169	17,322
Total current liabilities	30,357	23,377
Total non-current liabilities	4,362	16,095
Total liabilities	34,719	39,472
Total stockholders’ equity	97,217	98,133
Total liabilities and stockholders’ equity	131,936	137,605

VBI Vaccines Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In Thousands Except Per Share Amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenues	$647	$259	$1,647	$671
Operating expenses
Cost of revenues	1,977	801	5,319	3,281
Research and development	5,401	10,507	21,989	28,385
General and administrative	9,412	3,493	16,570	10,904
Total operating expenses	16,790	14,801	43,878	42,570
Loss from operations	(16,143)	(14,542)	(42,231)	(41,899)
Interest income (expense), net	(626)	(716)	(1,672)	(1,891)
Foreign exchange gain (loss)	607	(112)	(35)	(560)
Loss before income taxes	(16,162)	(15,370)	(43,938)	(44,350)
Income tax benefit	-	-	-	-
Net Loss	$(16,162)	$(15,370)	$(43,938)	$(44,350)
Basic and diluted net loss per share	$(0.15)	$(0.24)	$(0.44)	$(0.69)
Weighted-average number of shares used to compute basic and diluted net loss per share	105,742,073	64,383,391	99,627,345	64,274,310
Other comprehensive income (loss) - currency translation adjustments	(1,165)	1,541	2,308	(1,448)
Comprehensive Loss	$(17,327)	$(13,829)	$(41,630)	$(45,798)

VBI Investor & Media Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com